CONSOLIDATED STATEMENTS OF OPERATIONS
McIntosh Bancshares, Inc. and Subsidiaries

For Each of the Three Months and Nine Months Ended September 30, 2008 and 2007
(Unaudited)
	Three Months		Nine Months
	2008	2007	2008	2007

Interest income:
Loans, including fees	$5,239,285	$7,701,086	$17,317,248	$22,879,389
Interest on investment securities:
U.S. Treasury, U.S. Government agency and mortgage-backed securities	775,295	826,264	2,340,840	2,600,377
State, county and municipal	24,803	105,881	233,884	319,826
Other investments	22,718	42,826	80,776	119,050
Federal funds sold and other short-term investments	90,999	53,456	212,405	334,644
Total interest income	6,153,100	8,729,513	20,185,153	26,253,286

Interest expense:
Interest-bearing demand and money market	320,433	894,203	1,159,432	2,691,877
Savings	79,772	52,142	169,533	139,813
Time deposits of $100,000 or more	1,237,111	1,522,740	4,055,101	4,588,786
Other time deposits	1,381,787	1,574,413	4,234,428	4,329,909
Other	149,245	193,337	392,963	566,618
Total interest expense	3,168,348	4,236,835	10,011,457	12,317,003
Net interest income	2,984,752	4,492,678	10,173,696	13,936,283
Provision for loan losses	6,346,804	866,621	11,204,912	1,059,295
Net interest income after provision for loan losses	(3,362,052)	3,626,057	(1,031,216)	12,876,988

Other Income:
Service charges	646,714	590,723	1,851,548	1,685,308
Investment securities gains	-	4,000	2,184,140	8,200
Increase in cash surrender value of life insurance	62,880	68,784	188,640	206,352
Other real estate owned gains (losses)	(269,220)	36,472	(430,335)	100,175
Fixed and repossessed asset gains (losses)	(5,761)	(2,463)	(15,015)	(7,772)
Other income	317,943	380,012	981,436	1,150,819
Total other income	752,556	1,077,528	4,760,414	3,143,082

Other expenses:
Salaries and employee benefits	2,286,478	2,481,785	6,999,929	7,658,840
Occupancy and equipment	451,459	459,612	1,354,841	1,339,856
Other operating	1,124,974	849,614	3,232,104	2,634,447
Total other expenses	3,862,911	3,791,011	11,586,874	11,633,143
Earnings (loss) before income taxes	(6,472,407)	912,574	(7,857,676)	4,386,927
Income tax expense (benefit)	(2,738,505)	297,936	(3,201,775)	1,461,130
Net earnings (loss)	$(3,733,902)	$614,638	$(4,655,901)	$2,925,797

Basic earnings (loss) per common share based on average outstanding
shares of 2,810,976 in 2008 and 2,810,976 in 2007	$(1.33)	$0.22	$(1.66)	$1.04
Diluted net earnings (loss) per common share based on average outstanding shares for the three months of 2,810,976 in 2008 and 2,888,559
in 2007 and for the nine months of 2,810,976 in 2008 and 2,875,170 in 2007	$(1.33)	$0.21	$(1.66)	$1.02

Dividends declared per share of common stock	$-	$0.09	$0.09	$0.27

CONSOLIDATED BALANCE SHEETS
McIntosh Bancshares, Inc. and Subsidiaries

Septembere 30, 2008 and 2007	2008	2007
(Unaudited)
Assets
Cash and due from banks	$5,845,028	$6,758,829
Interest bearing deposits	5,913,274	237,491
Federal funds sold	11,472,000	1,442,000
Investment securities held to maturity	-	332,288
Investment securities available for sale	70,441,585	72,237,143
Other investments	3,257,979	1,760,865
Loans	330,455,778	356,530,039
Less: Allowance for loan losses	(12,895,948)	(5,708,526)
Loans, net	317,559,830	350,821,513
Premises and equipment, net	6,936,727	7,169,420
Other real estate	13,419,272	2,063,548
Accrued interest receivable	2,749,471	4,114,221
Bank owned life insurance	6,677,140	6,467,438
Other assets	7,669,288	3,500,528
Total assets	$451,941,594	$456,905,284

Liabilities and Stockholders' Equity

Liabilities:
Deposits:
Demand	$32,641,539	$33,973,681
Money market and NOW accounts	90,613,156	114,875,006
Savings	20,655,367	12,496,375
Time deposits of $100,000 or more	110,011,892	116,537,877
Time deposits	143,447,270	123,201,784
Total deposits	397,369,224	401,084,723
Borrowed funds	16,640,109	12,329,850
Accrued interest payable and other liabilities	4,896,860	5,335,608
Total liabilities	418,906,193	418,750,181
Commitments

Stockholders' equity:
Common stock, par value $2.50; 10,000,000 shares authorized,
2,810,976 shares issued and outstanding	7,027,440	7,027,440
Surplus	5,756,399	5,663,782
Retained earnings	20,263,405	25,763,190
Accumulated other comprehensive loss	(11,843)	(299,309)
Total stockholders' equity	33,035,401	38,155,103
Total liabilities and stockholders' equity	$451,941,594	$456,905,284

Dear Shareholders,

We continue to underestimate the length and severity of the current economic contraction.  The credit freeze that started over a year ago with sub-prime mortgages and spilled over to the housing market has now migrated into the broader capital markets.  Who could have imagined the downfall of well known companies like AIG, Freddie Mac, Fannie Mae, Lehman Brothers, Wachovia, and Washington Mutual?  Receiving no federal support, Lehman was allowed to fail.  The bond and stock markets have responded with more volatility and a bent to the downside.

Needless to say, our performance has been a reflection of the economy in general and the markets we serve.  As compared to the third quarter of 2007, net income decreased $4.3 million to a loss of $3.7 million.  Fully diluted net earnings per common share decreased $1.54 per share to a loss of $1.33 per share for the same period.

As we have discussed in our previous letters, non-performing assets (foreclosed property, non-accrual loans, and loans that are 90 days or more past due and not on non-accrual) continue to be our biggest concern.  Non-performing assets increased $5.4 million or 13.39% to $46.0 million since June 30, 2008.  This amounts to 13.4% of total loans plus other real estate owned.  Non-performing assets could increase further if the economy continues to worsen.

We continue to aggressively market all foreclosed property, devoting two seasoned construction lenders to this process.  Since year-end 2007, they have sold 63 properties with balances totaling $6.6 million at a cumulative loss of $430,335 from the values we booked at foreclosure.  Despite the losses that we have been required to recognize, we believe this process is in the best interests of the bank and its shareholders, as it reduces our levels of non-performing assets and allows us to focus increasingly on core banking, as opposed to property management activities.

We have made good progress in reducing our concentration of acquisition, development, and construction (AD&C) loans.  As of September 30, 2008, AD&C loans represent 27.6% of gross loans and commitments versus 39.8% as of September 30, 2007.

Our allowance for loan losses increased $7.2 million or 125.9% from its level of one year ago to $12.9 million.  As of September 30, 2008 our loan loss reserve represents 3.90% of gross loans as compared to 1.60% last year.  We believe these increases are prudent in view of the asset quality issues described above and the general state of the economy.  Since September 30, 2007 net charge-offs have totaled $6.3 million with a cumulative provision for loan loss expense of $13.5 million.

Your company’s September 30, 2008 tax equivalent net interest margin of 2.84% declined 129 basis points from the year-ago period.  The decline was due to a $215,634 or 49.2% decline in loan fee income, increases of $109,259 in the reversal of accrued interest on non-accrual loans, $27.3 million in average non-accrual loans, and $9.6 million in average other real estate, and a 275 basis point drop in the prime lending rate as compared to September 30, 2007.

An increase in total other expenses of $71,900 or 1.9% from September 30, 2007 disguised the progress made in expense reduction.  The $195,307 or 7.9% reduction in salary and employee benefits was more than offset by additional collection expense of $65,442 and other real estate expense of $154,672 versus last year.  As of September 30, 2008, full-time equivalent employees for the company had fallen by attrition from 146 on September 30, 2007 to 138.5.  Attrition alone did not reduce our employment force enough to adapt to the new operating environment.  This necessitated a reduction in force of an additional 12 employees in October.  Our number of employees is now down approximately 15% from its high of last year.

In other cost cutting measures your Board has suspended payment of all Director fees.  Chairman Malone and President Willis have taken a 5% reduction in salary in addition to no raises for 2008.  Incentive plans for all employees, except for a modest mortgage plan, have been suspended.

There is some good news out of Washington.  In October 2008, the FDIC approved a program to strengthen market stability for financial institutions called the Temporary Liquidity Guaranty Program (TLGP).  One provision raises the FDIC insurance level for all deposit accounts to $250,000 through December 31, 2009.  Another provision allows FDIC to insure all non-interest bearing deposits of the bank through December 31, 2009.  We have opted to take part in both programs.  Also in October of 2008, Congress passed the Emergency Economic Stabilization Act (EESA) of 2008 which in general authorizes the U.S. Treasury to take certain measures to contain the credit and real estate crises facing the country.  The Troubled Asset Relief Program (TARP), a provision of EESA, permits the U.S. Treasury to purchase preferred stock in certain financial institutions up to 3% of the institution’s risk-weighted assets.  If we are deemed eligible to participate in the Capital Purchase Program (CPP) the maximum amount of additional capital we could obtain is approximately $10.7 million.  Management presently plans to apply for the CPP, but cannot yet predict whether the U.S. Treasury will ultimately approve our participation.  Since our Articles of Incorporation do not allow for the sale of preferred shares, if approved, we will have to conduct a special shareholder meeting to authorize the issuance of the shares.  In addition to the CPP, our management and board have been discussing a variety of ways to strengthen our capital position and increase shareholder value.  We will keep you and the market apprised of material developments in this regard.

We have much to do before year end.  Thank you for your encouragement and support as we attempt to deal with market conditions that we have not experienced in our lifetime.

Sincerely,

William K. Malone                                                                                     Thurman L. Willis, Jr.
Chairman & Chief Executive Officer                                                        President & Chief Operating Officer
McIntosh Bancshares, Inc.                                                                      McIntosh Bancshares, Inc.